ITEM 77L Change in Accounting Principles and Practices

As required, effective January 1, 2001, the Federated Insurance Series has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for Federated American Leaders Fund II, Federated High Income Bond Fund II and Federated Total Return Bond Fund II, which were materially impacted by this change.